UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 25, 2008

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51990	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Completion of Acquisition or Disposition of Assets

ITEM 8.01 Other Events

On February 27, 2008, after receipt of the FCC Notice described below, Liberty Media Company (the “Company”) and News Corporation (“News”) completed their previously announced transaction (the “Transaction”) as contemplated by the Share Exchange Agreement, dated as of December 22, 2006 (the “Agreement”).  As a result of the Transaction, the Company transferred to News 324,637,067 shares of Class A Common Stock, par value $0.01 per share, of News, and 188,000,000 shares of Class B Common Stock, par value $0.01 per share, of News, in exchange for all of the outstanding shares of capital stock of Greenlady Corp., a wholly owned subsidiary of News (“Splitco”), which, at the time of closing of the Transaction owned:

•                  470,420,752 shares of common stock, par value $0.01 per share, of The DirecTV Group, Inc. (“DIRECTV”), which shares of DIRECTV represent approximately 41% of the outstanding shares of capital stock of DIRECTV;

•                  all the issued and outstanding equity interests of each of Fox Sports Net Rocky Mountain, LLC, Fox Sports Net Pittsburgh, LLC, and Fox Sports Net Northwest, LLC, which conduct a business consisting of regional sports programming cable networks; and

•                  $465,052,000 in cash.

After the closing of the Transaction, the DIRECTV board of directors appointed John Malone and Greg Maffei to the DIRECTV Board, filling two of the three seats previously held by News’ representatives.

One of the conditions to completing the Transaction was the receipt of the consent of the Federal Communications Commission (“FCC”).  On February 25, 2008, the FCC announced that it had approved the consolidated application of News, the Company and DIRECTV to transfer de facto control, under applicable FCC regulations, of various FCC licenses and authorizations held by DIRECTV and its subsidiaries from News to the Company, subject to certain conditions.

The Memorandum Opinion and Order of the FCC evidencing such approval and describing the applicable conditions was released on February 26, 2008 and is available on the FCC’s website, at www.fcc.gov.  Such Memorandum Opinion and Order is referred to in this report as the “FCC Notice”.  As provided in the FCC Notice, the FCC is requiring that the Company and DIRECTV abide by certain conditions modeled on similar conditions imposed in 2003 when the FCC approved the transfer of DIRECTV to News, including, program access and non-discrimination, program carriage, RSN arbitration and retransmission consent arbitration conditions.  In addition, the FCC is requiring that, within one year of the date of adoption of the FCC Notice, all of the attributable interests connecting the separate operations in Puerto Rico of DIRECTV and of a subsidiary of Liberty Global, Inc., an independent publicly traded company, must be severed through divestiture or by otherwise making the interest non-attributable, in accordance with applicable FCC regulations, at which point the companies must certify either that they have reduced the relevant interests to a non-attributable level or that they have filed any applications necessary to divest assets (the “FCC Puerto Rico Condition”).

Because neither the Company nor News may be able to satisfy the FCC Puerto Rico Condition in accordance with its terms, the Company, News and DIRECTV entered into a series of agreements after the issuance of the FCC Notice.  Pursuant to these agreements, the cash contributed to Splitco immediately prior to the closing of the Transaction was increased by $67.5 million, Splitco made a capital contribution to DIRECTV in cash in the amount of $160 million and the parties provided for certain cost reimbursement commitments, indemnities and commercial arrangements relating to the separation of DIRECTV from News.  In addition, DIRECTV agreed, subject to applicable laws, that the FCC Puerto Rico Condition will be satisfied, modified or waived within the one year period specified in the FCC Notice.

ITEM 9.01  Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Any financial statements required by Item 9.01(a) of this Form 8-K will be filed by amendment within 71 calendar days after the date of this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information

Any pro forma financial information required by Item 9.01(b) of this Form 8-K will be filed by amendment within 71 calendar days after the date of this Current Report on Form 8-K must be filed.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 29, 2008

LIBERTY MEDIA CORPORATION

By:	/s/ Craig Troyer
Craig Troyer
Vice President